UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2014

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 24, 2014, the Compensation Committee of the Board of Directors of Essex Rental Corp. (the “Company” or "Essex") approved a new compensation plan (the "2014 Compensation Plan).  The 2014 Compensation Plan establishes guidelines for determining short-term incentive compensation (i.e. cash) bonuses and long-term, equity-based incentive compensation for the Company's key employees and management, including its Chief Executive Officer and Chief Financial Officer.  The 2014 Compensation Plan is designed to align the Company's key employees and management under a common bonus program, align employees' interests with those of shareholders, incent employees to improve financial performance and create employee retention incentives.

Under the 2014 Compensation Plan, the total amount of short-term incentive bonuses to be paid in cash (i.e. a bonus pool) will be based on the financial performance of Essex, as measured by “Adjusted EBITDA”, after giving effect to short-term incentive bonuses to be paid in cash.  Adjusted EBITDA, as defined within the 2014 Compensation Plan, is EBITDA, excluding non-cash stock compensation and one-time non-recurring items, less cash income taxes.  The amount of short-term compensation bonuses paid in cash will be calculated as a percentage of Adjusted EBITDA beginning at 2.8% of Adjusted EBITDA and increasing to 10% of Adjusted EBITDA, after giving effect to short-term incentive bonuses to be paid in cash.  Under the 2014 Compensation Plan, the short-term compensation incentive bonus achieves the 10% level once Adjusted EBITDA is in excess of $42.0 million.

The value of long-term incentive bonus awards will be awarded to employees based on a targeted percentage of annual salaries and each employee’s level within the Company.  The actual value awarded to an employee will be based on that employee’s performance as it relates to certain goals established for that individual employee as determined by management or, in the case of the Chief Executive Officer and Chief Financial Officer, the Compensation Committee of Essex's Board of Directors.

The amount of short-term and long-term incentive awards actually granted to an individual employee will be based on the targets established under the plan in relation to the aggregate targeted incentive compensation for all other employees eligible to participate in the plan.  The Chief Executive Officer, Chief Financial Officer and any future named executive officers are or will be eligible to participate in the Company’s Compensation Plan.  The Chief Executive Officer’s targeted short-term compensation and long-term incentive bonus as a percentage of his annual salary are 50% and 35%, respectively.  The Chief Financial Officer’s targeted short-term compensation and long-term incentive bonus as a percentage of his annual salary are 40% and 35%, respectively.  Based on current estimates, the Chief Executive Officer and Chief Financial Officer would achieve their targeted short-term compensation incentive bonuses when the Company achieves Adjusted EBITDA of approximately $21.8 million. Any amounts payable under the 2014 Compensation Plan may be adjusted at the discretion of the Compensation Committee of Essex's Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: July 30, 2014	By:	/s/ Kory M. Glen
Kory M. Glen
Chief Financial Officer